UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As described in Item 5.02 below, as a result of the resignation, effective as of May 21, 2013, of Elliot Brackett as a member of the Board of Directors of Crossroads Systems, Inc. (the “Company”), including as a member of the Board’s Audit Committee on which he served, the Company is currently not in compliance with Listing 5605(c)(2)(A) of the Nasdaq Stock Market LLC, which requires, among other things, that the Audit Committee must be comprised of at least three members. The Audit Committee was comprised of three members before Mr. Brackett’s resignation, and is now comprised of two members. The Company notified Nasdaq of its noncompliance with the listing rules described above on May 23, 2013.

The Company is provided with a cure period under Listing Rule 5605(c)(4)(B) to regain compliance with Listing Rule 5605(c)(2)(A). This cure period is as follows: (i) until the earlier of the Company’s next annual shareholders’ meeting or May 21, 2014, or (ii) if the Company’s next annual shareholders’ meeting is held no later than 180 days following May 21, 2013, then the Company must evidence compliance no later than the end of such 180 day period. The Company’s 2013 Annual Meeting of Stockholders, which was originally scheduled for May 20, 2013 but promptly adjourned, will be held in June 2013. The Company expects to appoint a new member of the Audit Committee promptly, and thereby regain compliance with Listing Rule 5605(c)(2)(A) within 180 days of May 21, 2013.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation of Director.

By letter dated May 21, 2013, Elliott Brackett resigned as a member of the Company’s Board of Directors effective immediately. Mr. Brackett had been a director of the Company since September 2008. At the time of Mr. Brackett’s resignation, he served as Chairman of the Board’s Compensation Committee and as a member of the Board’s Audit Committee and Nominating and Governance Committee.

Mr. Brackett’s resignation letter refers to a number of apparent disagreements with the rest of the Company’s Board relating to (i) the process undertaken by the Board in connection with the departure of our former President and Chief Executive Officer, Robert C. Sims, and the appointment of Richard K. “Rick” Coleman as interim President and Chief Executive Officer and (ii) the way in which the Board reached and communicated to Mr. Brackett its decision not to include him on the revised slate of directors to be nominated for election at the Company’s 2013 Annual Meeting of Stockholders.

In his resignation letter, Mr. Brackett alleges that the Board’s Executive Committee made the decision to replace Mr. Sims as President and Chief Executive Officer outside of the authority of that committee’s charter and in circumvention of the authority of the Company’s Nominating and Governance Committee. It did not. The decision to replace Mr. Sims was validly approved by the Board at a duly called telephonic meeting at which all directors (including Mr. Brackett), other than Mr. Sims were present (Mr. Sims having been provided advance notice, but declining to attend when he was informed of the subject matter of the meeting).

In his letter, Mr. Brackett also alleges that the Board did not follow proper governance procedure in making the decision not to nominate him for election at the Company’s 2013 Annual Meeting of Stockholders, in particular asserting that the subject was not discussed at a duly called meeting of the Board of Directors or the Nominating and Governance Committee. The Company notes that prior to reaching and communicating this decision, a majority of the Nominating and Governance Committee and each other member of the Board (other than Mr. Brackett) had deliberated the matter internally, had been informally polled and had indicated agreement to the change in nominees as beneficial to the Company’s strategic direction and in the best interest of the Company’s stockholders. After Board and committee members reached agreement on this matter, Board member Jeffrey Eberwein contacted Mr. Brackett as a matter of courtesy to inform him of the pending proposal to remove him from the revised Board slate. At that time Mr. Eberwein offered, on behalf of the Board, to have the Board and/or the Nominating and Governance Committee hold a formal vote regarding the revised slate of directors to be nominated for election at the 2013 Annual Meeting. Faced with the looming decision of the Board and the Nominating and Governance Committee, Mr. Brackett declined to request a formal vote of either the Committee or the Board and, apparently, instead chose to resign.

The foregoing descriptions of the contents of Mr. Brackett’s resignation letter are a summary only and are qualified in their entirety by reference to the copy of the resignation letter filed as Exhibit 17.1 to this Current Report on Form 8-K, which is incorporated herein by reference. The resignation letter reflects the views only of Mr. Brackett and does not reflect the views of the Company or its Board of Directors. The Company does not endorse the content of Mr. Brackett’s resignation letter.

The Company has provided Mr. Brackett with a copy of the disclosures contained in this Current Report on Form 8-K and has offered him an opportunity to furnish the Company with a response.

(c)(3) Compensation of Interim Chief Executive Officer.

On May 20, 2013, the Board of Directors approved an annual base salary of $275,000 for Mr. Richard Coleman while he serves as the Company’s interim President and Chief Executive Officer, with the Compensation Committee of the Board of Directors and the Board of Directors to consider additional compensation at a later date.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

17.1	Resignation Letter of Elliott Brackett, dated May 21, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: May 24, 2013	By:	/s/ Jennifer Ray Crane
Name: Jennifer Ray Crane
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

17.1	Resignation Letter of Elliott Brackett, dated May 21, 2013.